Exhibit 5.1

April 14, 2006

LifeCare Holdings, Inc.

5560 Tennyson Parkway

Plano, Texas 75024

Ladies and Gentlemen:

We have acted as counsel to LifeCare Holdings, Inc., a Delaware corporation (the “Company”), LifeCare Hospitals of Milwaukee, Inc., a Delaware corporation (“LC-Milwaukee”), LifeCare Hospitals of Northern Nevada, Inc., a Delaware corporation (“LC-Nevada”), LifeCare Hospitals of South Texas, Inc., a Delaware corporation (“LC-Texas”), NextCARE Specialty Hospital of Denver, Inc., a Delaware corporation (“NextCARE”), CareRehab Services, LLC, a Delaware limited liability company (“CareRehab” and, together with LC-Milwaukee, LC-Nevada, LC-Texas and NextCARE, the “Delaware Guarantors”), and the other Guarantors (as defined below) in connection with (i) the proposed issuance by the Company of up to $150,000,000 aggregate principal amount of its 9 1/4% Senior Subordinated Notes due 2013 (the “Exchange Notes”) registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Company’s outstanding 9 1/4% Senior Subordinated Notes due 2013 (the “Original Notes”), which have not been so registered (the “Exchange Offer”), and (ii) the guarantee of the Exchange Notes by each of the Guarantors (the “Guarantees”).

The Exchange Notes will be issued under an Indenture dated as of August 11, 2005 (the “Indenture”) by and among Rainier Acquisition Corp. (“Rainier”) and U.S. Bank National Association, as trustee (the “Trustee”). In accordance with Article 8 and Section 901 of the Indenture, the Company executed a Supplemental Indenture dated as of August 11, 2005 among the Company, the Guarantors named therein (the “Guarantors”) and the Trustee, pursuant to which the Company assumed the obligations of Rainier under the Indenture and each Guarantor agreed to become party to the Indenture as a Guarantor (as defined in the Indenture). The terms of the Guarantees are contained in the Indenture, and the Guarantees will be issued pursuant to the Indenture. This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined and relied upon the information set forth in the Registration Statement on Form S-4, as amended (the “Registration Statement”), filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) relating to the Exchange Offer and the Guarantees and such other records, agreements, certificates and documents, and have made such other and further investigations, as we have deemed necessary as a basis for the opinions expressed herein. As to questions of fact not independently verified by us, we have relied upon certificates of public officials and officers of the Company and the Delaware Guarantors.

We express no opinion herein concerning any laws other than the federal laws of the United States of America, the laws of the State of New York, the corporate laws of the State of Delaware and, with respect to the opinion in numbered paragraph 2 below, the Delaware Limited Liability Company Act.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Michigan, we have relied upon the opinion of Honigman Miller Schwartz and Cohn LLP, dated the date hereof. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Texas, we have relied upon the opinion of Thompson & Knight LLP, dated the date hereof. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Nevada, we have relied upon the opinion of Lionel Sawyer & Collins, dated the date hereof. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Louisiana, we have relied upon the opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., dated the date hereof.

LifeCare Holdings, Inc.	April 14, 2006

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Exchange Notes have been duly authorized by all requisite corporate action of the Company and, when executed and authenticated in the manner provided for in the Indenture and delivered against surrender and cancellation of a like aggregate principal amount of Original Notes in accordance with the terms of the Exchange Offer, the Exchange Notes will (subject to the qualifications in the penultimate paragraph set forth below) constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Guarantee by each Delaware Guarantor has been duly authorized by all requisite corporate action of such Delaware Guarantor.

3.	Upon the due issuance of the Exchange Notes in accordance with the terms of the Indenture and the Exchange Offer and the due execution and delivery of the Guarantees by the Guarantors in accordance with the terms of the Indenture and the Exchange Offer, such Exchange Notes shall be entitled to the benefits of the Guarantees by the Guarantors, which will (subject to the qualifications in the penultimate paragraph set forth below) constitute legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinion that the Exchange Notes and the Guarantees constitute legal, valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their respective terms, is subject to, and we express no opinion with respect to, (i) bankruptcy, insolvency, reorganization, receivership, liquidation, fraudulent conveyance, moratorium or similar laws of general application affecting the rights and remedies of creditors and secured parties, and (ii) general principles of equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP